Exhibit 10.46

Base Salaries for Named Executive Officers

In December 2004, the Compensation Group of LG&E Energy LLC approved base salary increases for executive officers for 2005. The 2005 salaries for LG&E’s and KU’s named executive officers are as follows:

Officer Name	2005 Base Salary
Hermann, Chris	$273,000
McCall, John R.	$425,400
Rives, S. Bradford	$345,280
Thompson , Paul W.	$322,300
Staffieri, Victor A.	$700,163

The salary increases were effective December 20, 2004.